Exhibit 10.8
Ally Financial Inc.

Ally Financial Inc.
500 Woodward Avenue, MC : MI-01-10-HR Detroit, MI 48226

<DATE>

<NAME>

Ally Financial Inc. Incentive Compensation Plan – Performance Stock Unit Award

Dear <FIRST NAME>:

1.You have been granted an Award under the Ally Financial Inc. Incentive Compensation Plan (the “Plan”). A copy of the Plan is included on the Shareworks website or such other website as may be designated by the Company. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy and that you are subject to all of the restrictive covenants set forth in Section 13 of the Plan (i.e., non-solicit, confidentiality, non-disparagement).

3.Your Award is initially being made in the form of Performance Stock Units (“PSUs”). Your Award will vest on the following vesting schedule: 100% on the third anniversary of the Grant Date (the “Vesting Date”), subject to your continued employment with the Company or one of its Affiliates through the Vesting Date (or as otherwise set forth herein or in the Plan); provided, that the actual number of PSUs vesting (such number of PSUs to be within a range of 0% to 150% of the number of Target PSUs (as defined below)) (the “Adjusted PSUs”) will be determined based on the achievement of the Performance Metrics (as defined in Exhibit A attached hereto) during the Performance Period (as defined below). For purposes of this Award Agreement, the “Performance Period” means the period commencing on January 1, 2021 and ending on December 31, 2023. Notwithstanding the conclusion of the Performance Period, your Adjusted PSUs will remain subject to your continued employment with the Company and its Affiliates through the Vesting Date and will be forfeited and cancelled if you do not remain employed with the Company and its Affiliates through the Vesting Date, except as otherwise explicitly provided below.

Grant Date: «Date»
Number of Target PSUs Granted: «Total_Shares» (“Target PSUs”)

4.This Award Agreement will become effective after you have electronically accepted it via the Shareworks website or such other website as may be designated by the Company. If you do not accept this Award Agreement within 45 days of notification, you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

5.The Plan provides the Company with discretion to determine whether your Adjusted PSUs will be settled in in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof. It is

Exhibit 10.8
Ally Financial Inc.

currently the Company’s intention that your Adjusted PSUs will be settled in cash, and your Adjusted PSUs may, at the discretion of the Company, be converted into the right to receive a cash amount equal to Fair Market Value of the Shares underlying your Adjusted PSUs at the time of conversion. Subject to requirements of any federal laws or regulations and Company policies that govern compensation (see paragraph 2 above), and subject to the terms of the Plan and this Agreement, the Company will deliver cash (or, if applicable, the Shares or other property) earned with respect to the Adjusted PSUs promptly following the Vesting Date, in accordance with paragraph 3 above. It is also currently the Company’s intention to settle in cash the PSUs awarded to you in 2019 and 2020, and the Company may, in its discretion, convert those Awards into the right to receive a cash amount in the same way as it may do for the PSUs subject to this Award Agreement. You acknowledge and agree to this change in treatment.

6.If on the Grant Date you are considered a material risk taker (“MRT”), in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unpaid, the Company reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with the Company’s recoupment policy contained in the Enterprise Compensation Policy.

7.Sections 11 and 12 of the Plan provide for the treatment of Awards in the event of a Termination of Service or Change in Control; provided, however:

If you experience a Termination of Service without Cause by the Company or a Qualifying Termination (whether as a result of a Sale of your Business Unit or otherwise), in each case, other than in connection with a Change in Control, your unvested PSUs will become vested on the date of such Termination of Service and your Award will continue to be earned in accordance with paragraph 3 of this Award Agreement based on the achievement of the Performance Metrics (even though you are not employed by the Company or one of its Affiliates on the Vesting Date) and will be settled as of the Vesting Date in accordance with paragraph 5 above; provided, however, that, if the number of Shares underlying the Adjusted PSUs exceeds the number of Shares underlying the Target PSUs but for this proviso (the number of such excess Shares, the “Above Target Shares”), then the number of Above Target Shares earned and vested as of the Vesting Date will be determined by multiplying (a) the number of Above Target Shares by (b) a fraction, (i) the numerator of which is the number of calendar days during the Performance Period prior the date your termination of employment and (ii) the denominator of which is the number of calendar days during the Performance Period and any PSUs or Shares under this Award in excess of this amount will be forfeited and cancelled.

8.If the Company pays a dividend on Shares prior to the Vesting Date, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, as earned and vested as of the Vesting Date. These dividends will vest and be paid to you on the Settlement Date (or such other vesting and settlement date applicable under paragraph 7 (above), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.

9.You will have no voting rights with respect to the Shares underlying your Award unless and until you become the record owner of the Shares underlying your Award.

10.You may designate a beneficiary using the Shareworks website or such other website as may be designated by the Company. If no beneficiary is designated, or if the Company determines that the beneficiary designation is unclear or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate. The Shareworks website or such other website as may be designated by the Company may also be used for any subsequent change in your beneficiary designation.

Exhibit 10.8
Ally Financial Inc.

11.The restrictions in Section 13(a) of the Plan on your ability to solicit any Company client, customer, or employee for 24 months following your Termination of Service is grounded in the Company’s significant investment of time, effort, and expense in establishing client, customer, and employee relationships across the Company’s lines of business. As this applies to you, the scope of the restriction on your ability to solicit Company clients or customers will run commensurate with the scope of your responsibilities while employed by the Company. That is, the terms “client or customer” as used in Section 13(a) (i.e., “(i) solicit any client or customer of the Company or any Affiliate with respect to a Competitive Activity”) will mean those clients or customers (whether current or prospective): (i) with whom you had direct or indirect personal contact within the last 12 months of your employment with the Company or any Affiliate; or (ii) about whom you learned confidential or proprietary information (including trade secrets) by virtue of your employment with the Company or any Affiliate during the last 12 months of your employment. The term “solicit” also will include any communication or other interaction between you and a client or customer (whether current or prospective) that takes place to make sales to, perform services for, or otherwise further the business relationship with that client or customer (whether current or prospective). Notwithstanding Section 21 of the Plan, Section 13(a) is governed by Michigan law without regard to its conflict of laws provision. An action to enforce or seek damages for breach of Section 13(a) may only be brought in a federal or state court of competent jurisdiction in Michigan.

12.By accepting this Award, you understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A and Section 19 of the Plan, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

13.Except as prohibited by any federal law or regulation that governs compensation, see paragraph 2 above, your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

14.By accepting this Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

                                Sincerely yours,

                                 Kathleen Patterson
                                Chief HR Officer
                                <DATE>

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)

Exhibit 10.8
Ally Financial Inc.

EXHIBIT A
PERFORMANCE METRICS
The number of Adjusted PSUs will be based on the Company’s achievement during the Performance Period of the Core ROTCE and TSV (each as defined below) performance metrics (collectively, the “Performance Metrics”), determined in accordance with the following formula:

Number of Target PSUs	x	Core ROTCE Adjustment Percentage	x	50%	=	Number of Core ROTCE Adjusted PSUs

Number of Target PSUs	x	TSV Adjustment Percentage	x	50%	=	Number of TSV Adjusted PSUs

Number of Core ROTCE Adjusted PSUs	+	Number of TSV Adjusted PSUs	=	Number of Adjusted PSUs

The “ROTCE Adjustment Percentage” and the “TSV Adjustment Percentage” will each be derived as set forth in the tables below and any fractional Shares resulting from the application of the ROTCE Adjustment Percentage or TSV Adjustment Percentage, as applicable, will be rounded up.

Core ROTCE		TSV
3-Year Average Annual Core ROTCE Achievement Level (%)	ROTCE Adjustment Percentage (%)	3-Year Average Annual TSV Achievement Level (%)	TSV Adjustment Percentage (%)
>17.0	150	>18.0	150
15.0	125	15.0	125
13.0	100	12.0	100
11.0	75	9.0	75
9.0	50	6.0	50
<9.0	0	<6.0	0

The Core ROTCE Adjustment Percentage and TSV Adjustment Percentage between each of the indicated achievement levels will be determined by straight line interpolation. The below listed definitions will apply for purposes of this Award Agreement.
“Annual Core ROTCE” means (i) Core Net Income Available to Common divided by (ii) Normalized Common Equity.
a.“Core Net Income Available to Common” means: (i) pre-tax income from continuing operations, minus (ii) income tax expense, plus (iii) expense associated with original issue bond discount amortization (net of tax), minus (d) preferred dividends, plus (e) the impact of any disclosed repositioning items (net of tax).
b.“Normalized Common Equity” means the three-period average of: (i) shareholder equity, minus (ii) book value of preferred stock outstanding, minus (iii) goodwill and other intangibles, minus (iv) remaining original issue bond discount, minus (v) remaining net deferred tax asset.
“Annual Total Shareholder Value” or “Annual TSV” means the sum of (i) the annual growth in Adjusted Tangible Book Value Per Share, expressed as a percentage relative to the prior fiscal year, and (ii) Dividend Contribution Per Share.

Exhibit 10.8
Ally Financial Inc.

a.“Adjusted Tangible Book Value Per Share” means (i) Adjusted Tangible Book Value divided by (ii) End of Period Shares Outstanding.
i.“Adjusted Tangible Book Value” means: (i) shareholder equity, minus (ii) book value of preferred stock outstanding, minus (iii) goodwill and other intangibles, minus (iv) remaining original issue bond discount (net of tax).
ii.“End of Period Shares Outstanding” means the number of common shares (Shares) outstanding at the end of the relevant fiscal year.
b.“Dividend Contribution Per Share” means an amount, expressed as a percentage, equal to (i) the Total Annual Dividend Payout per share divided by (ii) Average Adjusted Tangible Book Value Per Share.
i.“Total Annual Dividend Payout Per Share” means (i) total dollars paid for dividends on Shares in the fiscal year divided by (ii) End of Period Shares Outstanding
ii.“Average Adjusted Tangible Book Value Per Share” means the average of Adjusted Tangible Book Value Per Share for the fiscal year and Adjusted Tangible Book Value Per Share for the prior year.
The goals in setting target levels for Core ROTCE and TSV are to align the interests of management with those of the Company’s shareholders, to incent forward-looking and sustained performance, and to drive balanced risk-taking. The Company and its shareholders would not be well served by rewarding or penalizing management for items that impact ROTCE or TSV but that would not further the achievement of these goals. As a result, for purposes of calculating ROTCE and TSV for a fiscal year, each of the following items will be excluded to the extent such item is material and was not taken into account in establishing the target levels:
(i)litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters;
(ii)the effect of changes in law applicable to the Company which will be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law;
(iii)the effect of changes in accounting principles, including any related accounting restatements;
(iv)income, expenses, gains or losses from discontinued operations;
(v)the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window;
(vi)any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP; and
(vii)any charges and other costs associated with wars, terrorism, geopolitical incidents, natural disasters, pandemics, or similar conditions or events.
Adjustments for these excluded items will be made in a manner so that participants are neither penalized nor rewarded for these items. Adjustments for these excluded items will be applied formulaically consistent with principles historically applied and in a manner that will not trigger a modification or new measurement date with respect to any award under GAAP.
The Compensation, Nominating and Governance Committee of the Board of Directors of the Company will have sole and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to the calculation of Core ROTCE and TSV and the level of earning and vesting of this Award.